NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 06, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 25, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Tufin Software Technologies Ltd. and Talon Merger Sub Ltd., a wholly owned subsidiary of Talon MidCo 3 Limited, which are subsidiaries of investment funds advised by Turn/River Capital Management LP became effective on August 25, 2022. Each ordinary share of Tufin Software Technologies Ltd. was exchanged for USD 13.00 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 25, 2022.